AMENDED AND RESTATED

            AGREEMENT REGARDING AWARD OF CLASS B UNITS


     This Agreement is dated as of the 11th day of November, 1996, by and between James J. Fiedler (the "Executive") and Sattel Communications LLC, a California limited liability company (the "Company"). All capitalized terms used herein and not otherwise defined have the same meaning as set forth in the Operating Agreement of Sattel Communications LLC dated as of April 1, 1996 (the "Operating Agreement"). This Agreement amends, restates, and supersedes that certain Agreement Regarding Award of Class B Units dated April 1, 1996, by and between Executive and the Company.

     1. Award of Class B Units. In consideration for the services rendered or to be rendered by the Executive to the Company or for other consideration, the Executive is the holder of 350 Class B Units in the Company (the "Units"), subject to the terms and conditions of this Agreement and the Operating Agreement.

     1.1. Forfeiture. Notwithstanding anything contained in this Agreement to the contrary, if (i) the Executive's employment with the Company, or with an assignee (an "Assignee") of the Company's rights with respect to Executive's Employment Agreement with Sattel Communications Company as currently in effect or as contained in a subsequent employment agreement with the Company or an Assignee, is terminated upon the occurrence of any of the events specified in
Section 2.2 of such Employment Agreement (referred to below as a termination for "Cause"), (ii) the Executive violates the disclosure and assignment, confidentiality or non-compete provisions contained in Sections 8, 9 or 10, hereof, or (iii) the Executive voluntarily leaves the employ of the Company or of an Assignee other than for Good Reason as defined herein, then the Executive will forfeit a portion of the Units on the following basis:

          150 Class B Units will be forfeited upon the occurrence of any such event on or before April 1, 1997;

          75 Class B Units will be forfeited upon the occurrence of any such event after April 1, 1997, and on or before April 1, 1998;

provided, however, that if the Executive's employment is terminated for Cause based solely on performance, then the number of Units forfeited will equal 150 multiplied by a fraction, the numerator of which is the number of full months remaining as of the date of termination until April 1, 1998, and the denominator of which is
24. Upon the forfeiture of any Units, such Units will be treated as no longer outstanding for any purpose. "Good

Reason" means a material reduction in either the Executive's duties with the Company or an Assignee or his cash compensation from the Company or an Assignee.

     1.2. Termination of Forfeiture Provisions. If (i) the Class B Units are converted into common stock of The Diana Corporation ("Diana") in accordance with Section 6 hereof, (ii) Diana sells or transfers, directly or indirectly, all or a portion of its interest in the Company with the result that it reduces Diana's interest to a level which would not allow it to consolidate with the Company for financial accounting purposes, (iii) the Company sells or transfers all or substantially all of its assets other than to an Affiliate of Diana, or (iv) Diana is a party to a consummated merger, consolidation or share exchange and as a result of such merger, consolidation or share exchange (A) stockholders of Diana no longer hold equity securities registered under the Securities Exchange Act of 1934, as amended or (B) less than 50% of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the former stockholders of Diana, in each case as the same shall have existed immediately prior to such merger, consolidation or share exchange (individually, a "Triggering Event" and jointly, the "Triggering Events") then from and after the date of the Triggering Event,
Section 1.1 will no longer apply.

     1.3 Cooperation If a Triggering Event Occurs. In the event of a Triggering Event, the Executive (and his Permitted Transferees) will be entitled, and required, to participate in such Triggering Event on the same terms (in the event of a sale after sharing expenses reasonably appropriate to the sale) as Diana or its Affiliate owning the equity interests in the Company, except as otherwise specifically modified by this Agreement.

     2. Consent to Terms of Operating Agreement. The Executive acknowledges receipt of a copy of the Operating Agreement. By his execution of this Agreement, the Executive agrees to be bound by all of the terms and provisions of the Operating Agreement.

     3. Transferability. The transferability of Class B Units is restricted by Article VII of the Operating Agreement and Section 4 of this Agreement. Any transfer in violation of the Operating Agreement or this Agreement shall be void and of no legal effect.

     4.    Permitted Transfers.

     4.1. Permitted Transfers. The Executive may transfer any Class B Units which are not subject to forfeiture to (i) the Company, (ii) Sattel or (iii) a group consisting of Executive's spouse, issue or a trust created for the benefit of his spouse or issue (such spouse, issue or trust being hereinafter referred to as a "Permitted Transferee"); provided however, that the Executive may not transfer pursuant to this Section 4.1 more than fifty percent (50%) of the number of Units awarded to him and not subject to forfeiture from time to time; and provided, further, that (i) any such Permitted Transferee shall agree in writing to be bound by the terms and conditions of this Agreement, (ii) if the proposed transfer is to a trust, prior to the transfer the Board of Directors shall have approved the trustee thereof in writing and
(iii) any transfer to a Permitted Transferee shall only be of the economic interest, as defined in Section 17001(n) of the California Act, attributable to the transferred Class B Units. Thus, the Executive still retains the right to vote and to exercise all rights and decisions under this Agreement and the Operating Agreement as regards the Class B Units transferred to the Permitted Transferee unless said Permitted Transferee is admitted to the Company as a Member as provided in Article VII of the Operating Agreement.

     4.2. Subsequent Transfers. A Permitted Transferee may transfer all or any portion of the Class B Units transferred to such Permitted Transferee only to the Company, Sattel, the Executive or another Permitted Transferee of the Executive in accordance with Section 4.1.

     5. Purchase of Interest on Termination of Employment. If the Executive's employment with the Company terminates, the provisions of this Section 5 shall govern the Company's option to purchase any Class B Units then held by the Executive or a Permitted Transferee.

     5.1. Option to Purchase. Upon and following the Executive's termination of employment with the Company, the Company will have the continuing right, but not the obligation, to purchase all, but not less than all, of the Class B Units held by the Executive and all Permitted Transferees for their Fair Market Value as determined below. Such right shall be exercised by written notice given by the Company to the Executive and shall apply to all Units held at the time the notice is given. Prior to any such purchase, the Class B Units shall remain subject in all respects to this Agreement and the Operating Agreement. Notwithstanding the foregoing, if the Executive's employment terminates because of death or disability, the Company's option to purchase the Class B Units will not become effective until one year after the termination of employment.

     5.2. Determination of Fair Market Value. For purposes of this Agreement, the "Fair Market Value" (which shall mean the "Agreed Fair Market Value" and the "Appraised Fair Market Value," as applicable) of the Class B Units to be purchased pursuant to
Section 5.1 hereof shall be determined as of the close of the fiscal quarter immediately preceding the date the Company's notice is given. The Fair Market Value shall be determined pursuant to the following procedure:

          (a) The holders of a majority of the Class B Units which are to be purchased may reach agreement with the Company as to the Fair Market Value of the Class B Units (the "Agreed Fair Market Value"). All selling Class B Unit holders are then bound to sell at such Agreed Fair Market Value.

          (b) If the parties cannot reach agreement as to the Fair Market Value of the Class B Units within thirty (30) days after the date the Company's notice is given under Section 5.1, any selling party or the Company may request that the Fair Market Value of the Class B Units to be purchased be determined by appraisal according to the procedure set forth in Section 5.3, below (the "Appraised Fair Market Value"); provided, however, that only one appraisal of the Class B Units shall be performed if there are multiple sellers of the Class B Units that request an appraisal.

     5.3. Appraisal. The Appraised Fair Market Value shall be determined by an appraiser which (i) shall be an investment banking firm which has a seat on the New York Stock Exchange and (ii) shall be approved by the Company and the holders of a majority of the Class B Units to be sold. If the parties cannot agree upon an appraiser within fifteen (15) days after the expiration of the thirty (30) day period for determining the Agreed Fair Market Value under Section 5.2(a), above, the Company and the holders of a majority of the Class B Units to be sold shall each select an appraiser which shall be an investment banking firm which has a seat on the New York Stock Exchange, and the two (2) appraisers so selected shall select an appraiser meeting the same criteria who shall determine the Appraised Fair Market Value for purposes of this Section 5.3. The determination of such appraiser shall be binding and conclusive on the parties concerned for purposes hereof. Such appraisal shall be performed as soon as practicable, and the Company will bear the cost of the appraisal. In valuing the Class B Units, the appraiser shall appraise the Company on the basis of the sale of all of the equity interests in the Company to a single purchaser and then determine a value for the Class B Units by first taking into account the terms of the Operating Agreement.

     5.4. Closing for Purchase. The closing of any purchase of Class B Units pursuant hereto shall occur at the Company's principal office on such day as the Company shall select, but not more one hundred and twenty (120) days after the date on which the Company's notice is given under Section 5.1. At the closing, the seller or sellers shall deliver to the Company the Class B Units to be purchased, free and clear of any liens, security interests, encumbrances, charges or other restrictions, and all such instruments or documents of conveyance as shall be reasonably required by the Company in connection with the purchase of such Class B Units.

     5.5. Payment for Purchase and Adjustment of Purchase Price. The Company may pay the entire purchase price to the selling parties at the closing. Alternatively, the Company may pay one-third of the purchase price in cash at the closing, with the remaining two-thirds of the payments to be made on the first and second anniversaries of the closing unless the Company chooses to accelerate said payments. The deferred payments will bear interest at a rate of 10% per annum until paid. If there is a Triggering Event within six months after the date as of which the Fair Market Value is determined, the Executive will receive an additional payment equal to the excess, if any, of the amount that would have been paid based as a result of the Triggering Event transaction (net of expenses reasonably appropriate thereto) over the initial Appraised or Agreed Fair Market Value. Payment will be made in the form of consideration given in the transaction. In addition, the deferred payments shall be accelerated and paid upon the occurrence of a Triggering Event.

     6. Right to Convert Class B Units Into Common Stock of Diana. If the cumulative pre-tax profits of the Company for four consecutive quarters shall have been at least $15 million, then the Company and all the holders of Class B Units shall have the right, and shall be obligated to convert their Class B Units into common stock of Diana on the basis of 500 shares of common stock of Diana for each Class B Unit. If there are changes in the number of outstanding shares of common stock of Diana through the declaration of stock dividends, stock splits or the like, the number of shares of common stock into which the Class B Units are converted shall be automatically and proportionately adjusted. In the event of a merger, consolidation or stock exchange, or the like, as a result of which common stock of Diana is changed into securities of another person, cash or other property, the consideration to be received upon conversion of the Class B Units shall be adjusted as deemed equitable by the Company in its sole discretion.

     7. Definitions. As used in this Agreement, the following words have the meanings specified:

           (a) "Proprietary Ideas" means ideas, suggestions, Inventions and work relating in any way to the business and activities of the Company which may be subjects of protection under applicable laws, including common law, respecting patents, copyrights, trade secrets, trademarks, service marks or other intellectual property rights.

           (b)  "Inventions" means inventions, designs,
discoveries, improvements and ideas, whether or not patentable, including without limitation upon the generality of the foregoing, novel or improved products, processes, machines, software, promotional and advertising materials, business data processing programs and systems, and other manufacturing and sales techniques, which either (a) relate to (i) the business of the Company as conducted from time to time or (ii) the Company's actual or demonstrably anticipated research or development, or (b) result from any work performed by Executive for the Company.

          (c) "Confidential Information" means Proprietary Ideas and also information related to the Company's business, whether or not in written or printed form, not generally known in the trade or industry of which Executive has or will become informed during the period of employment by the Company or its predecessors, which may include but is not limited to product specifications, manufacturing procedures, methods, equipment, compositions, technology, formulas, trade secrets, know-how, research and development programs, sales methods, customer lists, mailing lists, customer usages and requirements, software and other confidential technical or business information and data; provided, however, that Confidential Information shall not include any information which is in the public domain by means other than disclosure by Executive.

          (d) In the event of a transfer of the assets and business of the Company to another entity, "Company" thereafter will refer to that entity.

     8. Disclosure and Assignment of Inventions. Executive agrees to disclose to the Company, and hereby assigns to Company all of Executive's rights in and, if requested to do so, provide a written description of, any Inventions conceived or reduced to practice at any time during Executive's employment by the Company or a predecessor of the Company, either solely or jointly with others and whether or not developed on Executive's own time or with Company's resources. Executive agrees that Inventions first reduced to practice within one (1) year after termination of Executive's employment by Company shall be treated as if conceived during such employment unless Executive can establish specific events giving rise to the conception which occurred after such employment. Further, Executive disclaims and will not assert any rights in Inventions as having been made, conceived or acquired prior to employment by the Company. Executive shall cooperate with the Company and shall execute and deliver such documents and do such other acts and things as the Company may request, at the Company's expense, to obtain and maintain letters patent or registrations covering any Inventions and to vest in the Company all rights therein free of all encumbrances and adverse claims.

     9. Confidential Information. Executive shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to persons not affiliated with the Company, including any former employer of Executive. In addition to all duties of loyalty imposed on Executive by law, Executive shall maintain Confidential Information in strict confidence and secrecy and shall not at any time, during or at any time after termination of employment with the Company, directly or indirectly, use or disclose to others any Confidential Information, or use it for the benefit of any person or entity (including Executive) other than the Company, without the prior written consent of any authorized officer of the Company (except for disclosures to persons acting on the Company's behalf with a need to know such information). Executive shall carefully preserve any documents, records, tangible data relating to Inventions or Confidential Information coming into the Executive's possession and shall deliver the same and any copies thereof to the Company upon request and, in any event, upon termination of Executive's employment by Company.

     10.   Non-Competition; Non-Solicitation of Employees.

           (a)  Non-Competition.

                (1) At all times during Executive's employment with the Company and for a period of one (1) year following the termination of such employment, Executive shall not within the counties of Alameda, Alpine, Amador, Butte, Calaveras, Colusa, Contra Costa, Del Norte, El Dorado, Fresno, Glenn, Humboldt, Imperial, Inyo, Kern, Kings, Lake, Lassen, Los Angeles, Madera, Marin, Mariposa, Mendocino, Merced, Modoc, Mono, Monterey, Napa, Nevada, Orange, Placer, Plumas, Riverside, Sacramento, San Benito, San Bernardino, San Diego, San Francisco, San Joaquin, San Luis Obispo, San Mateo, Santa Barbara, Santa Clara, Santa Cruz, Shasta, Sierra, Siskiyou, Solano, Sonoma, Stanislaus, Sutter, Tehama, Trinity, Tulare, Tuolumne, Ventura, Yolo, Yuba, or any other county in the State of California, or in any other state within the United States, or in any other geographical area covered by the operations of the Company, whether within or outside of the boundaries of the United States of America, directly or indirectly, participate in or assist in, the ownership, management, operation or control, or have any beneficial interest in, or provide employment, consulting or other services for, any corporation, partnership, association or other person or entity ("Competitive Business") which is engaged in the development, manufacture, marketing, distribution, service and/or sale of products incorporating technology by which fax, voice and data traffic can be transmitted by means of T1 and other similar transmission cables, and which directly competes or is planning to directly compete with the Company's products or services (including products and services under development). If the Competitive Business is multi-faceted, this restriction shall apply only to that part of the business which is competitive with the Company. The Company and the Executive intend that the covenant contained in the preceding portion of this paragraph shall be construed as a series of separate covenants, one for each of the separate Counties and states listed above, and each other geographical area specified in this paragraph. Except for the geographical coverage, each separate covenant shall be deemed identical to the terms of the covenants set forth above. If in any proceeding any court or other judicial or administrative body shall refuse to enforce any of the separate covenants deemed included in this paragraph, each such unenforceable covenant shall be eliminated from these provisions for the purpose of those proceedings and to the extent necessary to permit the remaining separate covenants to be enforced against the Executive to the fullest extent possible.

                (2) In furtherance of the foregoing, but as an independent obligation of Executive, Executive agrees that he will not, during the one (1) year period following termination of his employment with Company, be connected in any way with the solicitation of any then current or potential customers or suppliers of Company if such solicitation is likely to result in a loss of business to the Company.

                (3)  In the event the covenants set forth in this
Section 10(a) are found to be unenforceable or invalid by reason of being overly broad, the parties hereto intend that such covenants shall be limited to such scope, geographic area and duration as shall make such covenants valid and enforceable.

           (b) Non-Solicitation of Employees. Executive further agrees that he will not, for a period of two (2) years following his termination of employment with the Company, directly or indirectly, on his own behalf or on behalf of any other person or entity, solicit for employment, employ or be involved in the employment by another person or entity, or engage as a consultant or be involved in any such engagement by another person or entity, any person who is an employee of the Company or has been an employee of the Company within the preceding one-year period.

     11. Enforcement of Sections 8, 9 and 10. Recognizing that compliance with the provisions of Sections 8, 9 and 10 of this Agreement is necessary to protect the goodwill and other proprietary interests of the Company, and that breach of Executive's agreements thereunder will result in irreparable and continuing damages to the Company for which there will be no adequate remedy at law, Executive hereby agrees that in the event of any breach of such agreements, the Company shall be entitled to injunctive relief and such other and further relief, including damages, as may be proper.

     12. Government Laws, Regulations and Contracts. Executive agrees to comply, and to do all things necessary for the Company to comply, with all federal, state, local and foreign laws and regulations which may be applicable to the business and operations of the Company, and with any contractual obligations, including, without limitation, confidentiality obligations, which may be applicable to the Company or Executive under any contracts between the Company and its customers, suppliers or third parties.

     13. Miscellaneous. Any amendment to this agreement must be in a writing signed by the Company and the Executive. This Agreement shall be governed by the laws of the State of California without application of choice of law principles. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings (oral or written) of the parties in connection with any matter covered hereby, including any prior commitments, whether oral or written, for equity interests, real or phantom, in the business of the Company.

     14. Notices. All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if delivered personally or if mailed by certified mail (return receipt requested), with proper postage, to the addresses of the parties set forth beneath their respective signature lines of this Agreement. All notices shall be deemed effective on the date when delivered personally, or five business days after having been mailed. Any party hereto may change its address by like notice stating its new address to the other party.

     15. Assignment of Employment Agreement. The Executive acknowledges that the Employment Agreement between the Executive and Sattel Communications Company has been assigned to the Company and agrees that references in such agreement to Sattel Communications Company shall be deemed to refer to the Company and that references to the Committee in such agreement shall be deemed to refer to the Board of Directors of the Company.

     16. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration conducted before a single arbitrator in accordance with the Commercial Arbitration rules of the American Arbitration Association, and judgment upon the award entered by the arbitrator may be entered in any court having jurisdiction thereof. In the event the controversy or claim arises out of Sections 7, 8, 9, 10, or 11 hereof, such arbitration shall be conducted in accordance with the Expedited Procedures under such rules.

     Executed as of the day and year first above written.

                                   SATTEL COMMUNICATIONS LLC

                                   By:  /s/ Daniel W. Latham
                                            President and
                                            Chief Operating Officer

                                   Address:

                                   26025 Mureau Road
                                   Calabasas, CA 91302


                                   EXECUTIVE:

                                   /s/ James J. Fiedler

                                   Address:

                                   24905 Ariella Drive
                                   Calabasas, CA 91302